***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION	Contact: Clark Hinckley
One South Main, Suite 1500	Tel: (801) 524-4787
Salt Lake City, Utah	April XX, 2008
Harris H. Simmons
Chairman/Chief Executive Officer

ZIONS BANCORPORATION’S SUBSIDIARY, NEVADA STATE BANK
 ACQUIRES INSURED DEPOSITS
OF FAILED SILVER STATE BANK

SALT LAKE CITY, September 5, 2008 — Zions Bancorporation (NASDAQ: ZION) announced today that its subsidiary, Nevada State Bank has acquired the insured deposits of failed Henderson, Nevada-based Silver State Bank.  The State of Nevada, Financial Institutions Division found that Silver State Bank was unable to meet the demands of its depositors in the ordinary course of its business. The transaction includes insured deposits of more than $800 million.  All former branches of Silver State Bank will open Monday morning as branches of either Nevada State Bank or National Bank of Arizona, subsidiaries of Zions.  Silver State Bank operated 13 full service branches in southern Nevada, which will become part of Nevada State Bank, and four full service branches in the Phoenix/Scottsdale, Arizona area, which will become part of National Bank of Arizona. The FDIC will retain most of Silver State’s loan portfolio.

“We want to assure depositors of Silver State Bank that their insured deposits are safe and will be accessible when the branches open for business as usual Monday morning as Nevada State Bank and National Bank of Arizona,” said Harris Simmons, chairman and CEO of Zions Bancorporation.  “We look forward to welcoming former customers of Silver State Bank and earning their business and trust.  We are committed to operating locally managed banks with a strong focus on service to our customers and the communities in which we do business.”

Simmons added, “This acquisition is consistent with Zions’ strategy to use our strong balance sheet to take advantage of opportunities in the current economic environment.”

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select high growth markets. Zions operates its banking businesses under local management teams and community identities through more than 500 offices in 10 Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

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